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Exhibit (i)

April 30, 2007

Monetta Fund, Inc.

Monetta Trust

1776-A S. Naperville Road

Suite 100

Wheaton, IL  60187-8133

Re:

Monetta Fund, Inc., Securities Act Registration No. 33-1398
and Monetta Trust, Securities Act Registration No. 33-54822

Dear Ladies and Gentlemen:

     We have acted as counsel for Monetta Fund, Inc. (the “Fund”) in connection with the registration under the Securities Act of 1933 (the “Act”) of an indefinite number of shares of beneficial interest of the Monetta Fund (the “Fund Shares”) in registration statement no. 33-1398 on Form N-1A (the “Fund Registration Statement”).

     We have also acted as counsel for Monetta Trust (the “Trust”) in connection with the registration under the Act of an indefinite number of shares of beneficial interest of the series of the Trust designated Monetta Mid-Cap Equity Fund, Monetta Balanced Fund, Monetta Intermediate Bond Fund, Monetta Government Money Market Fund, and Monetta Young Investor Fund (the “Trust Shares” and, together with the Fund Shares, collectively, the “Shares”) in registration statement no. 33-54822 on Form N-1A (the “Trust Registration Statement” and, together with the Fund Registration Statement, collectively, the “Registration Statements”).

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust of the Trust (the “Trust Agreement”), articles of incorporation of the Fund (the “Articles of Incorporation”), bylaws of the Trust and the Fund, actions of the board of trustees of the Trust and the board of directors of the Fund authorizing the issuance of shares of the Trust and the Fund, and the Registration Statements.

April 30, 2007 Page 2

     Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares of the Trust and Fund in accordance with the Trust Agreement, the Articles of Incorporation and the actions of the board of trustees and the board of directors authorizing the issuance of the Shares, and the receipt by both the Trust and the Fund of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable (although shareholders of the Trust and Fund may be subject to liability under certain circumstances as described in the statements of additional information of the Trust and the Fund included as Part B of the Registration Statements under the caption “General Information”).

     We consent to the filing of this opinion as an exhibit to the Registration Statements.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ SEYFARTH SHAW LLP

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